Exhibit 10.1
     EXECUTION COPY
AMENDED AND RESTATED
GROUP LIFE AND HEALTH
INDEMNITY REINSURANCE AGREEMENT
     THIS AMENDED AND RESTATED GROUP LIFE AND HEALTH INDEMNITY REINSURANCE AGREEMENT, dated as of December 31, 2003 (this “Agreement”), is entered into by and between CONTINENTAL ASSURANCE COMPANY, a stock insurance company organized under the laws of Illinois (“CAC”), and VALLEY FORGE LIFE INSURANCE COMPANY, a stock insurance company organized under the laws of Pennsylvania (“VFL” and together with CAC, the “Insurers”, with each of CAC and VFL also sometimes referred to herein as an “Insurer”), and CNA GROUP LIFE ASSURANCE COMPANY, a stock insurance company organized under the laws of Illinois (the “Reinsurer”).
WITNESSETH
          WHEREAS, the parties hereto entered into a reinsurance agreement (the “Original Reinsurance Agreement”), dated as of March 31, 2001, pursuant to which the Reinsurer agreed to reinsure the group life insurance and group health insurance businesses and certain other businesses of the Insurers;
          WHEREAS, the parties hereto also entered into an administrative services agreement (the “Original Administrative Services Agreement”), dated as of March 31, 2001, pursuant to which the Reinsurer agreed to provide the administrative services described therein with respect to the business reinsured under the Original Reinsurance Agreement;
          WHEREAS, Continental Casualty Company, an Illinois stock insurance company (“CCC”), CAC, CNA Financial Corporation, a Delaware corporation (“CNA”), Hartford Life and Accident Insurance Company, a stock insurance company organized under the laws of Connecticut (“Purchaser”) and Hartford Life, Inc., a Delaware corporation, have entered into an Amended and Restated Stock Purchase Agreement, dated as of November 30, 2003 (the “Stock Purchase Agreement”), pursuant to which CCC, CAC and CNA have agreed, among other things, to sell to Purchaser all of the issued and outstanding capital stock of the Reinsurer and Charles Stedman & Co., Inc.;
          WHEREAS, pursuant to the Stock Purchase Agreement, CNA, CCC, CAC and Purchaser have agreed that at the Closing (as defined in the Stock Purchase Agreement) certain business and liabilities previously ceded to and reinsured by the Reinsurer under the Original Reinsurance Agreement would be commuted effective upon the Closing Date (as defined in the Stock Purchase Agreement) pursuant to a Commutation Agreement among CAC, VFL and the Reinsurer, the form of which is attached hereto as Exhibit A (the “Commutation Agreement”);
          WHEREAS, pursuant to the Stock Purchase Agreement, CNA, CCC, CAC and Purchaser have agreed that the Original Reinsurance Agreement and the Original Administrative Services Agreement would be amended and restated to recognize the effect of the Commutation Agreement and to give effect to certain other changes;

          WHEREAS, the parties hereto are entering into the Amended and Restated Group Life and Health Administrative Services Agreement, dated as of the date hereof, which amends and restates in its entirety the Original Administrative Services Agreement (the “Amended and Restated Administrative Services Agreement”); and
     WHEREAS, the Insurers and the Reinsurer desire to enter into this Agreement to amend and restate in its entirety the Original Reinsurance Agreement as herein set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and promises, and upon the terms and conditions, hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
BUSINESS REINSURED
     1. Effective as of 12:01 a.m. on the Closing Date (the “Revised Effective Time”), the Insurers hereby cede to the Reinsurer, and the Reinsurer hereby accepts and indemnity reinsures, on a coinsurance basis, from the Insurers, 100% of the Policy Liabilities (as defined below), but none of the Retained Policy Liabilities (as defined below) and Excluded Liabilities (as defined below), in each case, arising from:
(i) any and all binders, endorsements, riders, policies, certificates and contracts of insurance and assumed reinsurance included in the Subject Business issued, renewed or assumed by the Insurers prior to, on or after the Original Effective Time (as defined in Article VII of this Agreement), including without limitation all such binders, endorsements, riders, policies, certificates and contracts lapsed and terminated with unpaid claims or subsequently reinstated; (ii) Accommodation Policies (as defined in the Amended and Restated Administrative Services Agreement) for the Subject Business; and (iii) Insurer Additional Policies (as defined in the Amended and Restated Administrative Services Agreement) for the Subject Business (each such binder, endorsement, rider, policy, certificate or contract of insurance and reinsurance being referred to in (i), (ii) and (iii) above shall be hereinafter referred to individually as a “Policy” and collectively as the “Policies”).
     2. The term “Certificateholder” shall mean each insured or reinsured under a Policy.
     3. The term “Third Party Reinsurance Agreement” shall have the meaning provided therefore in the Stock Purchase Agreement.
     4. The term “Unnovated Third Party Reinsurance Agreement” shall mean a Third Party Reinsurance Agreement which has not been novated pursuant to the terms of Section 5.12.2(b) of the Stock Purchase Agreement.
     5. The term “Retained Policy Liabilities” shall mean any Policy Liabilities (a) ceded by an Insurer under an Unnovated Third Party Reinsurance Agreement or (b) required to be retained by the Insurers under applicable state law or, in the case of Policies reinsured under any Third Party Reinsurance Agreement, by the terms of such Third Party Reinsurance Agreement (giving effect to any consents or modifications of such applicable agreement), with such Retained Policy Liabilities referred to in clause (b) being reflected in Schedule A hereto.
     6. The term “Subject Business” shall mean all of the insurance business that corresponds to the policy forms of the Insurers identified on Schedule B.
     7. The term “Policy Liabilities” shall mean the gross liability and obligations (whether arising from assumed reinsurance or directly written insurance) of the Insurers, based upon or arising under the express written terms and conditions of the Policies (except for Excluded Liabilities (as defined below) and Retained Policy Liabilities), including without limitation liabilities for:
(a)
withdrawals, surrenders, Policy loans, returns of premium and other deposits and any other disbursement, Policyholder interest, dividends, dividend accumulations, benefits, claims, losses and benefit and claim expenses (but excluding any amounts claimed or allegedly payable due to the accelerating or discounting of contingent or future benefits, claims or losses following the insolvency of an Insurer) in respect of the Policies;

(b)
Extra Contractual Obligations (as defined below), but only to the extent such Extra Contractual Obligations are based on acts, errors or omissions on or after the Revised Effective Time by the Reinsurer or any of its respective officers, employees, agents, subcontractors or representatives, and any attorneys’ fees incurred by an Insurer and the Reinsurer related to such liabilities;

(c)
guaranty association assessments in connection with participation by an Insurer in any guaranty fund or association established or governed by any state or jurisdiction to the extent arising on account of premiums, deposits and other consideration paid or payable after January 1, 2001 in respect of the Policies;

(d)	other assessments or payments required to be made with respect to the Policies for or on account of regulatory agencies, including but not limited to valuation fees or payments after January 1, 2001;

(e)	returns or refunds of premiums (irrespective of when due) and any other benefits or dividends under the Policies paid or payable after January 1, 2001;

(f)	premium taxes and municipal taxes paid or payable by an Insurer or the Reinsurer in respect of the Policies after January 1, 2001;

(g)	commissions or other compensation due insurance brokers, agents and producers and reinsurance intermediaries in connection with the Policies;

(h)	amounts payable under assumed reinsurance arrangements, and obligations to return premiums or portions thereof;

(i)	premiums or portions thereof payable under Third Party Reinsurance Agreements with respect to the Policies other than the Unnovated Third Party Reinsurance Agreements; and

(j)	accrued interest on all unpaid Policy Liabilities.
     8. The term “Excluded Liabilities” shall mean the liabilities or obligations of each Insurer that are not Policy Liabilities, including, without limitation: (i) any Extra Contractual Obligations ceded by the Insurers to the Reinsurer prior to the Revised Effective Time; (ii) Extra Contractual Obligations based on acts, errors or omissions by an Insurer, or any of its officers or employees, agents, subcontractors or representatives (other than the Reinsurer on or after the Revised Effective Time pursuant to the Amended and Restated Administrative Services Agreement), and not at the direction or request of the Reinsurer on or after the Revised Effective Time and any attorneys’ fees incurred by the Insurer related to such liabilities or obligations; (iii) any Extra Contractual Obligations based on acts, errors or omissions by the Reinsurer or any of its officers or employees, agents, subcontractors or representatives prior to the Revised Effective Time and any attorneys’ fees incurred by an Insurer related to such liabilities or obligations; and (iv) any risk, obligations or liabilities commuted and transferred to the Insurers under the Commutation Agreement.
     9. The term “Extra Contractual Obligations” shall mean all liabilities and obligations other than those arising under the express terms and conditions, and within the limits, of the Policies, including, without limitation, any liability for fines, penalties, forfeitures or punitive, exemplary, special or any other form of extra contractual damages, relating to the Policies, which arise from any act, error or omission, whether intentional, negligent or in bad faith, including, without limitation, any act, error or omission relating to (i) the marketing, underwriting, production, issuance, cancellation or administration of the Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Policies, or (iii) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Policies.
     10. The Reinsurer is entitled to the benefit of any and all rights, assets, defenses, setoffs and counterclaims to which the Insurers are entitled with respect to the Policy Liabilities or the satisfaction thereof, it being expressly understood and agreed by the parties hereto that no such rights, assets, defenses, setoffs or counterclaims are waived by the execution of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer shall be fully subrogated to all such rights, assets, defenses, setoffs and counterclaims. The liability of the Reinsurer hereunder shall remain in effect until all liability under the Policies has been fully liquidated. An Insurer, on its own initiative, will not change the terms and conditions of any Policy or the assumptions and methods used by

Company to determine statutory reserves in respect of the Policies unless required by regulatory authority.
     11. The Reinsurer shall have the benefit of any premium tax credits and reductions attributable to guaranty fund assessments and similar assessments paid or payable by such Insurer with respect to the Policies but only if and to the extent that (i) the Reinsurer reinsures the Insurers for such guaranty fund and similar assessments pursuant to this Agreement and (ii) such credits are actually applied by the Insurers to reduce their premium tax liabilities, provided that Insurers shall apply such credits and any other premium tax credits and reductions attributable to guaranty fund assessments and similar assessments on a pro rata basis.
     12. The Reinsurer may, at its sole option, elect to (a) novate certain or all of the Policies by assumption reinsurance (the “Novation Option”) or (b) amend this Agreement as appropriate to add a “cut-through” for designated Policies, making Policy benefits that are included in the Policy Liabilities payable directly to the policyholders (the “Cut-Through Option”). As part of the Cut-Through Option, the Reinsurer also may elect, in it sole discretion, for the Insurers and the Reinsurer to issue a related endorsement for the designated Policies. The Reinsurer’s election, if any, to pursue either the Novation Option or the Cut-Through Option, shall be subject to obtaining any regulatory approvals, consents or confirmations deemed necessary or advisable by the Reinsurer, in its sole discretion. The Reinsurer shall promptly notify the Insurers prior to pursuing the Novation Option or Cut-Through Option, and the Insurers shall cooperate with the Reinsurer in implementing the Novation Option or Cut-Through Option (including, without limitation, amending this Agreement), provided that the Reinsurer shall be solely and exclusively responsible for the costs and expenses of effecting the Novation Option or Cut-Through Option. Notwithstanding the foregoing, the Reinsurer shall have no obligation to seek the Novation Option or Cut-Through Option, and this provision by itself shall in no way be interpreted as amending Article IX to provide any rights to any third party.
ARTICLE II
PAYMENT AND ACCOUNTING FOR CERTAIN ASSUMED POLICY LIABILITIES
     In connection with the Reinsurer’s assumption of the Policy Liabilities described in paragraphs (c), (d) and (f) of Section 7 of Article I hereof (the “Tax/Assessment Liabilities”), it is agreed that an Insurer will make direct payment of such Tax/Assessment Liabilities and that the Reinsurer’s assumption of liability therefor shall be discharged by an Insurer reporting the Tax/Assessment Liabilities paid by the Insurer to the Reinsurer in accordance with Section 7 of Article VII, and the Reinsurer reimbursing the Insurer for such amounts also in accordance with Section 7 of Article VII.

ARTICLE III
TERRITORY
     This Agreement shall apply to Policies covering persons and risks wherever resident or situated.
ARTICLE IV
POLICY ADMINISTRATION
     The Policies and the Policy Liabilities shall be administered by the Reinsurer pursuant to the terms of the Amended and Restated Administrative Services Agreement. In connection therewith, Reinsurer will provide such periodic reports to the Insurers as are required by the Amended and Restated Administrative Services Agreement. Settlements of amounts due from the Reinsurer to the Insurers and amounts due from the Insurers to the Reinsurer, as set forth in such reports, shall be made on a monthly basis as set forth in the Amended and Restated Administrative Services Agreement.
ARTICLE V
PREMIUMS; RECOVERIES
     1. Each Insurer hereby transfers, conveys and assigns to the Reinsurer all of its rights, title and interest to, and the Reinsurer shall be entitled to, 100% of the following, except to the extent that any such amounts are attributable to Retained Policy Liabilities: all premiums (irrespective of when due), premium adjustments, reinsurance receivables, balances due from agents, principal and interest due on policy loans, retroactive increases in premiums based upon experience, accrued interest receivables and recoveries received at or after January 1, 2001 by the Insurers or the Reinsurer with respect to the Policies, together with all Policy-related rights of the Insurers, including, without limitation, subrogation and coordination of benefits rights, including, for the benefit of the Reinsurer, any and all premium tax credits attributable to guaranty fund and other assessments paid or payable by the Insurers (the “Premium Tax Credits”) to the extent provided in Section 11 of Article I.
     2. Each Insurer shall promptly endorse and remit to the Reinsurer all of the following, except to the extent that any such amounts are attributable to Retained Policy Liabilities: any premiums, premium adjustments, reinsurance receivables, balances due from agents, amounts due on policy loans, accrued interest receivables, rights, assets and recoveries received by the Insurers at or after January 1, 2001 in respect of any of the Policies or the satisfaction of Policy Liabilities, including the Premium Tax Credits, to the extent provided in Section 11 of Article I. Each Insurer shall treat any such amounts as the property of the Reinsurer to be held in a fiduciary capacity for the sole benefit of Reinsurer.
     3. Each Insurer shall provide reasonable assistance to the Reinsurer, upon the Reinsurer’s request therefor, and at the Reinsurer’s expense, in the collection of any premiums, premium adjustments, reinsurance receivables, balances due from agents, amounts due on policy loans, accrued interest receivables, rights, assets and recoveries due such Insurer at or after the Revised Effective Time in respect of any of the Policies or the satisfaction of Policy Liabilities. Furthermore, with respect to any such remittance, each Insurer shall also promptly furnish the Reinsurer with all pertinent information which it receives at and after the Revised Effective Time pertaining thereto (e.g., the nature of the payment, source of funds, policy or certificate number or agreement (as appropriate) and period(s) to which it relates and any instructions accompanying same); provided, however, that such Insurer may retain a copy thereof (subject to the restrictions upon use set forth in this Agreement).
     4. Each Insurer agrees to execute and deliver to the Reinsurer any further instruments or assurances that the Reinsurer may reasonably request for more effectual vesting of the Reinsurer’s right, title and interest in the following, except to the extent that any such amounts are attributable to Retained Policy Liabilities: any premiums, premium adjustments, reinsurance receivables, balances due from agents, amounts due on policy loans, accrued interest receivables, rights, assets and recoveries received by the Insurers at or after January 1, 2001 in respect of any of the Policies or the satisfaction of Policy Liabilities. Such action shall include, without limitation, each Insurer’s execution and delivery of any financing statements reasonably requested by the Reinsurer to the extent that it may appear appropriate to the Reinsurer to file such financing statements under Article 9 of the Uniform Commercial Code.
     5. Effective as of the Revised Effective Time, the Insurers have no responsibility for billing and collecting premiums in respect of the Policies or, subject to Section 7 of this Article V regarding Unnovated Third Party Reinsurance Agreements, otherwise servicing or administering any Policies, except as may otherwise be set forth in the Amended and Restated Administrative Services Agreement or in other signed writing of the relevant parties.
     6. Effective as of the Revised Effective Time, the Insurers have no responsibility for ascertaining or collecting reinsurance recoverables with respect to Policy Liabilities under the Third Party Reinsurance Agreements other than the Unnovated Third Party Reinsurance Agreements, provided that the Reinsurer shall assume responsibility for administering the Unnovated Third Party Reinsurance Agreements on behalf of the Insurers under the Amended and Restated Administrative Services Agreement. The collectibility of reinsurance with respect to the Policies from reinsurers under Third Party Reinsurance Agreements other than the Unnovated Third Party Reinsurance Agreements shall be at the risk of and for the account of the Reinsurer. The risk of collectibility of reinsurance with respect to the Policies from reinsurers under the Unnovated Third Party Reinsurance Agreements shall be shared as follows: (i) the Reinsurer shall be obligated to the applicable Insurer for 50% of any amounts more than 60 days past due from reinsurers under the Unnovated Third Party Reinsurance Agreements, with settlements of such amounts to be made on a monthly basis as set forth in the Amended and Restated Administrative Services Agreement, and (ii) all other reinsurance recoverables under the Unnovated Third Party Reinsurance Agreements shall be at the collection risk of the Insurers. With respect to any past due reinsurance recoverables under Unnovated Third Party Reinsurance Agreements for which the Reinsurer is obligated to the Insurers hereunder, the Reinsurer shall be entitled to its pro rata share of any subsequent recovery of such reinsurance recoverables.
     7. The Reinsurer shall have responsibility and full power and authority to act for and on behalf of the Insurers, and the Insurers shall take such measures as reasonably requested by the Reinsurer, with respect to any and all letters of credit outstanding or assets in trust held for the benefit of the Insurers pursuant to the terms of the Third Party Reinsurance Agreements.
ARTICLE VI
REINSURANCE CREDIT
     1. Licensed or Accredited Status. The Reinsurer is, and shall maintain its status as, a licensed life insurer or accredited life reinsurer in all jurisdictions of the United States where necessary so that the Insurers, in the statements required to be filed with their regulatory authority(ies), shall receive full credit as admitted reinsurance for all of the Reinsurer’s share of the Obligations (as defined in this Article).
     2. Reinsurance Credit. If a jurisdiction of the United States will not permit any Insurer, in the statements required to be filed with its regulatory authority(ies), to receive full credit as admitted reinsurance for any of the Reinsurer’s share of Obligations (as defined in this Article), such Insurer may, in its discretion, in the case of each such instance and for each applicable filing date, elect to forward to the Reinsurer a statement of the Reinsurer’s share of such Obligations. If the Insurer and the Reinsurer, cooperating reasonably, cannot resolve the matter with insurance regulatory authority(ies) in the applicable jurisdiction(s) within thirty (30) days of the Reinsurer’s receipt of such statement, then the Reinsurer shall, at its option, promptly either:
(a)
Provide such Insurer with a letter of credit that complies with the terms of New York Insurance Regulation 133, in the amount specified in the statement submitted so that full credit as admitted reinsurance shall be given for the Obligations of the Reinsurer under this Agreement; or

(b)
Establish a trust account for the benefit of such Insurer in compliance with the terms of New York Insurance Regulation 114, at least in the amount specified in the statement submitted so that full credit as admitted reinsurance shall be given for the Obligations of the Reinsurer under this Agreement. The assets in the trust account shall be pledged to the Insurer in accordance with a securities pledge agreement in form and substance reasonably satisfactory to the Insurer in order to perfect a security interest in favor of the Insurer in the trust account under Article 9 of the Uniform Commercial Code.

     3. Definition. “Obligations”, as used in this Article, shall mean the sum of the following, all determined in accordance with SAP (as defined in the Stock Purchase Agreement), losses paid by the relevant Insurer but not yet recovered from the Reinsurer, plus the relevant Insurer’s reserves for future policy benefits, including, but not limited to, active life reserves for universal life and permanent life insurance contracts, group life premium waiver reserves and long term disability reserves, the relevant Insurer’s reserves for reported losses and benefits and claim expenses, and losses, benefits and claim expenses incurred but not reported and premiums unearned, if any, with respect to the Policies.
     4. Security Trust Agreement. At the Closing or at any time thereafter, if the Obligations ceded by an Insurer under this Agreement exceed $50 million, the Reinsurer shall transfer to a trust account, for the benefit of such Insurer, assets adequate to secure such Insurer’s Obligations, which trust account shall be established under, and be governed by the terms of, the Security Trust Agreement attached as Exhibit B hereto (the “Security Trust Agreement”). Such trust account shall be in effect for the term provided for in the Security Trust Agreement. Notwithstanding the foregoing, in the event that the Obligations ceded to the Reinsurer under this Agreement and the Amended and Restated CCC Reinsurance Agreement (as defined in the Stock Purchase Agreement) are less than $250 million in the aggregate, the Reinsurer shall not be obligated to establish or maintain any trust account pursuant to this Section 4 of Article VI.
ARTICLE VII
NET LIABILITIES, TRANSFER OF ASSETS AND CEDING COMMISSION
     1. Net GAAP Liabilities Calculation. No later than the Original Effective Time (as defined in the following paragraph), each Insurer prepared and distributed to Reinsurer, a statement, as of December 31, 2000, of all Net GAAP Liabilities for the Subject Business. Net GAAP Liabilities for purposes of such statement consisted of all insurance liabilities associated with the policies, including claim and claim expense reserves, reserves for future policy benefits (such as active life reserves, unearned premium reserves and advance premiums), policyholder funds left on deposit, reserves in provision of rate credits payable under experience rated contracts, unpaid commissions, accrued premium taxes and guaranty association assessments, allocable valuation fees imposed under state law, amounts payable under reinsurance contracts and accrued interest due on all unpaid liabilities; net of insurance assets associated with the policies, including due and uncollected premiums, balances due from agents, policy, loans, amounts due under reinsurance contracts and accrued interest receivable on all amounts due and uncollected. Such statement was prepared in accordance with generally accepted accounting principles on a basis consistent with the financial reporting and accounting practices of the Insurers with respect to the Subject Business (“Historical GAAP”) and was binding on all parties for purposes of determining the cash transfer pursuant to paragraph 2 of this Article VII. The calculation of the Net GAAP Liabilities, as of December 31, 2000, of the Subject Business of the Insurers was $336,284,921.

     2. Transfer of Assets. On or before March 31, 2001 (or as promptly as practicable following compliance with insurance laws and regulations requiring prior notice or approval of transactions between affiliated insurance companies) (the “Original Effective Time”) and as partial consideration for the reinsurance of liability by the Reinsurer with respect to the Policies, the Insurers transferred to the Reinsurer cash and/or investment securities designated by the Insurers (and valued at market value as of the time of transfer) equal in value to the amount determined pursuant to the statement described in paragraph 1 of this Article VII. In addition to and together with the principal amount described and transferred in accordance with the preceding sentence, the Insurers also transferred cash and/or investment securities equal in value to six percent (6%) per annum simple interest on the described principal amount for the period between January 1, 2001 and the actual date of transfer.
     3. Interim Period Adjustment. The parties computed both (a) the aggregate amount collected by Insurers in respect of Policies (not including balances, receivables, accruals, rights and other items assigned in kind pursuant to Article V) between January 1, 2001 and the Original Effective Time (the “Stub Period”), and (b) the aggregate amount paid during the Stub Period in respect of Policy Liabilities (not including liabilities assumed by Reinsurer at the Original Effective Time pursuant to Article V). The difference between (a) and (b) (the “Stub Amount”) was resolved by payment of the Stub Amount (plus or minus any net interest and investment return during the Stub Period that was neither assigned or assumed pursuant to Article V nor addressed by the 6% per annum interest allowance otherwise specified in paragraphs 2, 3 and 4 of this Article VII), from the Insurers to Reinsurer if the Stub Amount was positive and from Reinsurer to Insurers if the Stub Amount was negative. Payment of the Stub Amount (adjusted as described for any net interest or investment return) was made by addition to or subtraction from the first quarterly payment due under paragraph 5 following, it being understood that the purpose of the foregoing described payment computation was to transfer effectively the financial results of Subject Business operations during the Stub Period from Insurers to Reinsurer. Any irreconcilable dispute between the parties with respect to the conformity of the statements delivered in accordance with this Article VII to Historical GAAP was resolved by the firm of Deloitte & Touche.
     4. Initial Ceding Commission. Insurers, on the Original Effective Time, received a one time ceding commission in the amount of $9,278,800, plus six percent (6%) per annum simple interest upon said amount for the period between January 1, 2001 and the date of receipt by Insurers.
     5. Additional Ceding Commission. The Reinsurer shall pay to the Insurers a ceding commission equal to the amount determined in accordance with Schedule C to this Agreement on all direct premiums collected on and after the Revised Effective Time through December 31, 2005 on all Policies.
     6. Commutation. The Insurers and Reinsurer acknowledge and agree that: (a) as of the Revised Effective Time, the Insurers and the Reinsurer completed a commutation of certain risks, liabilities and obligations pursuant to the Commutation Agreement; (b) all risks, liabilities and obligations subject to such Commutation Agreement have been commuted and transferred to the Insurers; (c) none of such risks, obligations or liabilities are reinsured under this Agreement; and (d) no consideration is payable under this Agreement by the Reinsurer to the Insurers in respect of such commutation.
     7. Monthly Reconciliation. Insurers will incur Tax/Assessment Liabilities, and miscellaneous expenses, including but not limited to commissions and other acquisition costs, related to the Policies. Within 30 days following the close of each calendar month, the Insurers will report such expenses to Reinsurer, and Reinsurer will, to the extent the foregoing expenses are included within the Policy Liabilities and Reinsurer has not already paid (from the Reinsurer’s funds, including premiums ceded under this Agreement) the foregoing expenses on behalf of the Insurers to third parties, pay the unsatisfied portion thereof to the Insurers within 15 days of receiving the report. The foregoing monthly report and following payment shall also include and account for other activity relating to the Subject Business requiring financial settlement under this Agreement and the Amended and Restated Administrative Services Agreement between the Insurers and the Reinsurer, including, without limitation, ceding commissions payable under Section 5 of this Article VII.
ARTICLE VIII
INSOLVENCY
     1. Payments. In the event of the insolvency of an Insurer and the appointment of a liquidator, receiver, conservator or statutory successor, this reinsurance shall be payable by the Reinsurer immediately upon demand, with reasonable provision for verification, on the basis of the liability of the Insurer as a result of claims allowed against the Insurer by any court of competent jurisdiction or any liquidator, receiver, conservator or statutory successor having authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver, conservator or statutory successor has failed to pay all or a portion of any claims.
     2. Direction of Payments. Payments by the Reinsurer as above set forth shall be made directly to the Insurer or to its liquidator, receiver, conservator or statutory successor, except where (1) this Agreement specifies another payee in the event of the insolvency of the Insurer, or (2) the Reinsurer with the consent of the direct insureds has assumed such policy obligations of the Insurer as its direct obligations to the payees under the Policies, in substitution for the obligations of the Insurer to such payees.
     3. Notice of Claims. In the event of the insolvency of an Insurer, the liquidator, receiver, conservator or statutory successor of the Insurer shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Insurer on the Policies within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Insurer or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable subject to court approval against the insolvent Insurer as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Insurer solely as a result of the defense undertaken by the Reinsurer.
     4. Apportionment. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Insurer.
     5. Set-Off. Except as expressly stated herein, it is understood and agreed that any debits or credits, liquidated or unliquidated, in favor of or against Reinsurer and an Insurer, under this Agreement, the Amended and Restated Administrative Services Agreement and, with respect to undisputed amounts and amounts provided for in a final judgment not subject to appeal, the Stock Purchase Agreement, on the date of the entry of the receivership or liquidation order, are deemed mutual debits or credits, as the case may be, and shall be set off and the balance only shall be allowed or paid. Although such claim, if any, on the part of either such party against the other may be unliquidated or undetermined in amount on the date of the entry of the receivership or liquidation order, such claim, if any, is hereby deemed to be in existence as of such date. Any credits or claims then in existence and held by the other party may be offset against it.
ARTICLE IX
NO THIRD PARTY BENEFICIARY RIGHTS
     The Reinsurer’s reinsurance of 100% of the Policy Liabilities of the Insurers with respect to the Policies is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any third party, including, without limitation, any policyholder, Certificateholder, insured, claimant or beneficiary under or agent, broker or producer for such Policies against the Reinsurer or any legal relation between any third-party and the Reinsurer.
ARTICLE X
DIVIDENDS; NON-GUARANTEED ELEMENTS
     Except as required under applicable law or regulation or under the terms of any Policy, the Insurers shall not declare or pay dividends on any participating Policy or reset any non-guaranteed element of any Policy, unless requested by the Reinsurer.

ARTICLE XI
ERRORS AND OMISSIONS
     Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as reasonably possible after discovery.
ARTICLE XII
COOPERATION
     The parties shall cooperate with one another in a commercially reasonable manner to carry out and implement the terms and objectives of this Agreement, and shall perform such further acts, execute such further documents and enter into such further agreements as are commercially reasonable and reasonably necessary to carry out and implement the terms and objectives of the Agreement. Without limiting the foregoing, each party shall permit the other (and its authorized representatives) reasonable access to examine its premises, files and records relating to the Subject Business and each party shall make reasonably available to the other party (and its authorized representatives) responsible officials for reasonable consultation for the purpose of more fully carrying out the terms and objectives of this Agreement, provided that the same be at the examining party’s sole cost and expense, requested during normal business hours of the non-examining party, and upon reasonable notice to and without unreasonably disrupting the business of the non-examining party. Such access and consultation shall be at the cost of the requesting party. Each party shall retain, in accordance with its corporate retention policies, all files and records related to the Subject Business, but in any event for a period not less than ten years following the Revised Effective Time. The Insurers and the Reinsurer shall not alter or destroy any files or records relating to the Subject Business without the prior written consent of the other party.
ARTICLE XIII
ARBITRATION
     1. Arbitration. As a condition precedent to any cause of action, any and all disputes between the Insurers and the Reinsurer arising out of, relating to, or concerning this Agreement, whether sounding in contract or tort and whether arising during or after termination of this Agreement, shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire (the “Board”) meeting at a site in Chicago, Illinois. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as set forth below.
     2. Notice of Arbitration. A notice requesting arbitration, or any other notice made in connection therewith, shall be in writing and shall be sent certified or registered mail, return receipt requested to the affected parties. The notice requesting arbitration shall state in particulars all issues to be resolved in the view of the claimant, shall appoint the arbitrator selected by the claimant and shall set a tentative date for the hearing, which date shall be no sooner than ninety (90) days and no later than one year from the date that the notice requesting arbitration is mailed, unless otherwise agreed to by the parties. Within thirty (30) days of receipt of claimant’s notice, the respondent shall notify claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.
     3. Arbitration Panel. Unless otherwise mutually agreed, the members of the Board shall be impartial and disinterested and shall be active or former officers of life insurance companies, reinsurance companies, or Lloyd’s Underwriters or active or inactive lawyers with at least twenty (20) years of experience in insurance and reinsurance. The Insurers, together, and Reinsurer shall each appoint an arbitrator and the two (2) arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within thirty (30) days after having received claimant’s written request for arbitration, the claimant is authorized to and shall appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two (2) arbitrators shall request the American Arbitration Association (the “AAA”) to appoint an umpire for the arbitration with the qualifications set forth in this Article. If the AAA fails to name an umpire, either party may apply to the court named below to appoint an umpire with the above required qualifications. The umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. Upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.
     4. Submission of Briefs. The claimant and respondent shall each submit initial briefs to the Board outlining the issues in dispute and the basis, authority and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit reply briefs to the Board within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.
     5. Arbitration Board’s Decision. The Board shall make a decision and award with regard to the terms of this Agreement and the original intentions of the parties to the extent reasonably ascertainable. The Board’s decision and award shall be in writing and shall state the factual and legal basis for the decision and award. The decision and award shall be based upon a hearing in which evidence shall be allowed and which the formal rules of evidence shall not strictly apply but in which cross examination and rebuttal shall be allowed. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding.

     6. Jurisdiction. Either party may apply to the United States District Court for the Northern District of Illinois for an order confirming any decision and the award; a judgment of that Court shall thereupon be entered on any decision or award. If such an order is issued, the attorneys’ fees of the party so applying and court costs will be paid by the party against whom confirmation is sought. The Board may award interest calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party.
     7. Expenses. Each party shall bear the expense of the one arbitrator appointed by it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire. The remaining costs of the arbitration proceedings shall be finally allocated by the Board.
     8. Production of Documents and Witnesses. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the Board shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the Board. The Board shall be the final judge of the procedures of the Board, the conduct of the arbitration, of the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating party. To the extent permitted by law, the Board shall have the authority to issue subpoenas and other orders to enforce their decisions.
     9. Relief Available. Nothing herein shall be construed to prevent any participating party from applying to the United States District Court for the Northern District of Illinois to issue a restraining order or other equitable relief to maintain the “status quo” of the parties participating in the arbitration pending the decision and award by the Board or to prevent any party from incurring irreparable harm or damage at any time prior to the decision and award of the Board. The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.
     10. Consolidation. In the event that there is a dispute between an Insurer and Reinsurer that implicates the provisions of this Agreement and the related Amended and Restated Administrative Services Agreement, such Insurer and Reinsurer shall consolidate any such dispute under such agreements in a single arbitration proceeding.

ARTICLE XIV
DURATION
     This Agreement shall continue in force until the earlier of (a) such time that each Insurer’s liability for the Policy Liabilities reinsured hereunder is terminated in accordance with the terms of the Policies; and (b) if the Reinsurer elects, at its sole option, to novate all then outstanding Policies, such time that the novation has been completed.
     Notwithstanding anything to the contrary stated in this Agreement, Sections 2 and 4 of Article XV shall remain in full force and effect following termination of this Agreement.
ARTICLE XV
GENERAL PROVISIONS
     1. Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, postage prepaid or by overnight courier with written confirmation of delivery or by facsimile transmission with written confirmation of error-free transmission. Any such notice shall be deemed given when so delivered personally or if sent by facsimile transmission (and immediately after transmission confirmed by telephone), if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following address:

If to the Reinsurer:	CNA Group Life Assurance Company 2 North LaSalle Street Suite 2500 Chicago, IL 60602-3702 Attention: Steven A. Sack Tel: (312) 384-7715 Fax: (312) 384-7825

With a copy to:	James R. Dwyer Lord, Bissell & Brook LLP 115 South LaSalle Street Chicago, Illinois 60603 Telephone No.: (312) 443-0632 Fax Number: (312) 443-0336

If to the Company:	Continental Assurance Company Valley Forge Life Insurance Company CNA Plaza Chicago, Illinois 60685-0001 Attention: Secretary Tel: (312) 822-1384 Fax: (312) 822-1297

With a copy to:	Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10011 Attention: James A. FitzPatrick, Jr. Jeff S. Liebmann Tel: (212) 259-8000 Fax: (212) 259-6333
     Any party may by notice given in accordance with this Section 1 of Article XV to the other party hereto designate another address or Person for receipt of notices hereunder.
     2. Tax Election. With respect to this Agreement, each of the Insurers and the Reinsurer hereby make the election provided for in Section 1.848-2(g)(8) of the Treasury Regulations issued under Section 848 of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth in Exhibit C, which is made a part hereof. Each of the parties hereto agrees to take such further actions as may be necessary to ensure the effectiveness of such election.
     3. Confidentiality. The Insurers and the Reinsurer shall hold and cause their respective officers, directors, employees, agents, advisors or other representatives (each a “Representative”) to hold in strict confidence, unless compelled to disclose by a governmental authority or applicable law, (i) any term of this Agreement or the transactions contemplated hereby, except to the extent mutually agreed by the parties; and (ii) any information that is furnished by or on behalf of the other party or its Representatives in connection with the transactions contemplated by this Agreement, except to the extent such information can be shown to have been (w) previously known by the party to which it was furnished, (x) in the public domain through no fault of the party to which it was furnished, (y) later lawfully acquired from other sources by the party to which it was furnished; provided that such source is not, to such party’s knowledge, bound by a confidentiality agreement with the other party or its Representatives and is not, to such party’s knowledge, otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation or (z) independently developed by the party to which it was furnished without violating any obligations under this Agreement. Notwithstanding the foregoing, the parties agree that the obligations set forth in the covenant in this Section 3 of Article XV above shall not apply to the Reinsurer in connection with the attempted sale by the Reinsurer (including by means of a reinsurance transaction) of all or any substantial portion of the Subject Business following the Closing, so long as the Reinsurer ensures that any person receiving any such information enters into a confidentiality agreement with respect to such information substantially consistent with this Section 3 of Article XV.
     4. Indemnification.
(a)
Each Insurer shall indemnify and hold Reinsurer and its directors, officers, stockholders, employees, representatives, Affiliates (as defined in the Stock Purchase Agreement), successors and assigns harmless from and against any Loss (as defined in the Stock Purchase Agreement) relating to or arising or resulting from: (i) any breach or nonfulfillment of any covenant or agreement made by the Insurers under this Agreement; (ii) any Retained Policy Liabilities; and (iii) any Excluded Liabilities. Notwithstanding the foregoing, the obligations of each Insurer under this Section 4 of Article XV shall be only for Losses relating to such Insurer’s breaches or liabilities, and neither Insurer shall be liable for any Losses resulting from breaches or liabilities of the other Insurer or the enforcement of this indemnity against the other Insurer.

(b)
The Reinsurer shall indemnify and hold the Insurers and their respective directors, officers, stockholders, employees, representatives, Affiliates (as defined in the Stock Purchase Agreement), successors and assigns harmless from and against any Loss (as defined in the Stock Purchase Agreement) relating to or arising or resulting from: (i) any breach or nonfulfillment of any covenant or agreement made by the Reinsurer under this Agreement; and (ii) any Policy Liabilities.

(c)
In the event the Insurers or the Company shall have a claim for indemnity against the other party under the terms of this Agreement, the parties shall follow the procedures set forth in Section 10.3 of the Stock Purchase Agreement.

     5. Equitable Relief. Each party hereto acknowledges that if it or its employees or representatives violate the terms of this Agreement, the other parties will not have an adequate remedy at law. In the event of such a violation, the other parties shall have the right, in addition to any other rights that may be available to them, to obtain in any court of competent jurisdiction injunctive relief to restrain any such violation and to compel specific performance of the provisions of this Agreement. The seeking or obtaining of such injunctive relief shall not foreclose or limit in any way relief against either party hereto for any monetary damage arising out of such violation.
     6. Set-Off. Except in the circumstances described in Section 5 of Article VIII, as to which the provisions of such section will apply, any debits or credits between the Insurers and the Reinsurer arising under this Agreement, the Amended and Restated Administrative Services Agreement and, with respect to undisputed amounts and amounts provided for in a final judgment not subject to appeal, the Stock Purchase Agreement, are deemed mutual debits or credits, as the case may be, and shall be netted or set off, as the case may be, and only the balance shall be allowed or paid hereunder.
     7. Entire Agreement; Amendments. This Agreement (including the Exhibits and Schedules hereto), the Amended and Restated Administrative Services Agreement, the Purchase Agreement, and the other Related Agreements contain the entire agreement and understanding between the parties with respect to the matters contemplated hereby, and supersede all prior agreements and understandings, written or oral, between the parties hereto with respect to such matters. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by all the parties hereto.
     8. Invalidity. The invalidity or unenforceability of any provision or portion hereof shall not affect the validity or enforceability of the other provisions or portions hereof.
     9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     10. Exclusivity. This Agreement is not intended to confer any rights upon any person other than the parties hereto and their respective successors and permitted assigns.
     11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.
     13. Successors and Assignment. No party hereto shall assign this Agreement or any rights or obligations hereunder, by operation of law or otherwise, or subcontract any other party to perform such party’s obligations hereunder, without the prior written consent of the other parties hereto, and any such attempted assignment or subcontracting without such prior written consent shall be void and of no force and effect. Notwithstanding the foregoing, the Reinsurer may assign its rights and obligations under this Agreement with respect to Policies covering persons and risks resident or situated in Canada to an Affiliate (as defined in the Stock Purchase Agreement), provided that such Affiliate enters into an agreement with the Insurers substantially in the form of this Agreement.

     IN WITNESS WHEREOF, CAC, VFL and the Reinsurer have each executed this Agreement as of the date first written above.

CONTINENTAL ASSURANCE COMPANY

By:	/s/ Lawrence J. Boysen
	Name:	Lawrence J. Boysen
	Title:	Senior Vice President & Corporate Controller

VALLEY FORGE LIFE INSURANCE COMPANY

By:	/s/ Lawrence J. Boysen
	Name:	Lawrence J. Boysen
	Title:	Senior Vice President & Corporate Controller

CNA GROUP LIFE ASSURANCE COMPANY

By:	/s/ Lawrence J. Boysen
	Name:	Lawrence J. Boysen
	Title:	Senior Vice President & Corporate Controller

SCHEDULE A
RETAINED POLICY LIABILITIES
     None.

Schedule B
CAC and VFL Business
Employer Life Insurance

Form No.	Description	Company
R-LP	Master Policy	CAC
R-LC	Certificate	CAC
Z3-66577-SF	Master Application	CAC
MMD-GTLP (1)	Master Policy (Voluntary)	CAC
MMD-GTLC (1)	Certificate	CAC
TLMA1AA (1)	Master Application	CAC
SBGTL-P (2)	Master Policy	CAC
SBGTL-C (2)	Certificate	CAC
Z3-131856-A (2)	Master Application	CAC

Affinity Life Insurance

Form No.	Description	Company
MMD-GTLP (1)	Master Policy	CAC
MMD-GTLC (1)	Certificate	CAC
TLMA1AA (1)	Master Application	CAC
P3-99944-C	Master Policy	CAC
Q3-99945-B	Certificate	CAC
Z3-99946-B	Master Application	CAC
P3-99483-A	Franchise Policy	CAC
PO-94398-A Rev. 1	Individual Term Life Policy	VFL
ZO-43361-A	Individual Term Life Application	VFL
P0-116605-A	Master Policy	VFL
Q0-116607-A	Certificate	VFL
Z0-116606-A	Master Application	VFL
SBGTL-P (2)	Master Policy	CAC
SBGTL-C (2)	Certificate	CAC
Z3-131856-A (2)	Master Application	CAC

Stedman Trust Employer Life Insurance

Form No.	Description	Company
GPIT-P	Master Policy	CAC
GPIT-C	Certificate	CAC

Z3-138310-A	Master Application	CAC

Portable Life Insurance

Form No.	Description	Company
P3-128912-A	Master Policy (3-Year)	CAC
Q3-128913-A	Certificate	CAC
Z3-128914-A	Master Application	CAC
P3-138368-A12	Master Policy (Pathway)	CAC
Q3-138369-A12	Certificate	CAC
Z3-138370-A12	Master Application	CAC

Universal Life Insurance

Form No.	Description	Company
P3-114021-A(BX)	Master Policy	CAC
Q3-114022-A(BX)	Certificate	CAC
Z3-114024-A(BX)	Master Application	CAC

Employer AD&D Insurance

Form No.	Description	Company
SBGADD-P	Master policy (New VAD/CO)	CAC
SBGADD-C	Certificate (New VAD/CO)	CAC
Z3-140196-A	Application (New VAD/CO)	CAC
Z3-140198-A	Application (New VAD/CO)	CAC

Employer Disability Insurance

Form No.	Description	Company
SBDI-P (3)	Policy	CAC
SBDI-C (3)	Certificate	CAC
SBDI-Z (3)	Master Application	CAC

Legacy Life Insurance — Selman

Form No.	Description	Company
Not available	Guaranteed Insurability Option	VFL
RO-10409-C	Monthly Disability Income Benefit Rider	VFL
P.E. P. 100	Special Participating Whole Life	VFL
IC-110A	Special Participating 20 Pay Life	VFL
3-N7-45-UW	Whole Life	VFL
NN1YN	Preferred Whole Life	VFL

6401-L100	Whole Life	VFL
PO-94817-A	Whole Life Independent Plan Male/Fem.	VFL
IC 75	Juvenile Life PD up @ 65	VFL

Legacy Life Insurance — Selman (Continued)

Form No.	Description	Company
PO-77766-A	Golden Life 65	VFL
3-N7-52-UW	Select Life 15	VFL
6401	Life Paid up @ 85	VFL
PO-10454-A	ILP and ILP2 Whole Life Insurance	VFL
IC-11-A	20 Pay Life	VFL
PO-10144-A12	22 Pay Life	VFL
PO-10212-A98	30 Pay Life Policy	VFL
PO-10024-B	Guardsman Life	VFL
3-N7-45-UW	Life paid up at 65	VFL
3-N7-54-UW	Juvenile Estate Builder	VFL
3-N7-12-IR	Juvenile Special	VFL
V-103-013	Life paid up at age 96	VFL
I78-H10-I56	Life insurance paid up at age 97	VFL
PO-10229-A	Xtra Life or life paid up @ 99	VFL
PO-10574-A	Life paid up at 98	VFL
106	Endowment at age 90	VFL
NN-1-U)-(3-57)	Endowment at age 85	VFL
3-N7-47-UW	Endowment at age 65	VFL
3-N7-47-UW	20 Year Endowment	VFL
NN-2-UO-(3-57)	20 Pay Endowment at age 85	VFL
3-N7-47-UW	Juvenile 20 Endowment 65	VFL
3-N7-2267-DP	Student Graduate Life	VFL
V-103-012	2500 Retirement Income 65	VFL
3-N7-2170-UW	Family Insurance Benefit	VFL
RO-75006-A	Family Insurance Benefit — Lifeguard	VFL
Not Available	Family Plan Rider	VFL
3-N7-2171 UW	Children’s Insurance Benefit	VFL
Not Available	Children’s Term Life Rider (Lifeguard)	VFL
Not Available	Family Policy	VFL
3-N7-59-HW	Valley Forge 76 Family Policy	VFL

305	Jefferson LP99	VFL
V103-011	10 Year Deposit Term	VFL
PO-10405-A	Level Term to age 65	VFL
3-N7-2166-UW	Family Income Benefit	VFL

Legacy Life Insurance — Selman (Continued)

Form No.	Description	Company
3-N7-58-UW	Mortgage Protection	VFL
Not Available	Supplemental Term Benefit	VFL
Not Available	Reducing Term Rider	VFL
PO-10404-A	Executive Decreasing Term to age 65	VFL
PO-10029-A	Level Lifeguard	VFL
PO-10029-A	Decreasing Lifeguard	VFL
PO-10351-A	Decreasing Term Insurance to age 100	VFL
3-N7-35-BV	Mortgage Security Policy	VFL
PO-94531-A	5 Year Renewable & Convertible Term	VFL
RO-95543-A	Family Rider Independent Plan +AD	VFL
RO-95542-A	Children’s Insurance Benefit	VFL

Legacy Association Group — Selman

Form No.	Description	Company
P3-91726-B42	Level Premium Whole Life Individual Policy	CAC
P3-93409-B37	Whole Life Paid Up @ 65 Individual Policy	CAC
Q3-91632-A24	Group Endowment @ 65 Certificate	CAC
Q3-91713-A	Group Life 50% Paid Up @ 65 Certificate	CAC
Q3-92204-A	Group Endowment @ 65 Certificate	CAC
Q3-96835-B	Group Whole Life Certificate	CAC
Q0-90308-A	Whole Life Insurance Certificate — VFW	VFL

Legacy Association Group — JP Pearl

Form No.	Description	Company
966	ALA Group Plans	CAC
57096	United Synagogue of America	CAC
43219	United Synagogue of America	CAC
43219	United Synagogue of America	CAC
77290	Knights of Pythias	VFL
57096	Chicago Motor Club	CAC
57096	Chicago Motor Club	CAC

99950	Transportation ACC Ins	CAC
57096	Illinois Retired Teachers Assoc	CAC
43219	Illinois Retired Teachers Assoc	CAC
43219	Illinois Retired Teachers Assoc	CAC
43219	Illinois Retired Teachers Assoc	CAC

Legacy Association Group — JP Pearl (Continued)

Form No.	Description	Company
57096	Pact Trust Direct Bill	CAC
57096	Gov Employees Benefit Assoc	CAC
57096	The Automobile Club of MD	CAC
43219	Amvets	CAC
43219	Amvets	CAC
43219	Amvets	CAC
43219	Winnebago Itasca Travelers Club	CAC
43219	Winnebago Itasca Travelers Club	CAC
43219	Illinois Education Association	CAC
00703	National Insurance Trust	CAC
00000	Professionals	CAC
43538	American Legion of Iowa	CAC
57096	Beta Sigma Phi	CAC
77290	ALA Group	VFL
77290	Jewish War Vets	VFL

Progeny

Form No.	Description	Company
P3-69668-A41	Policy	CAC
Q3-69669-A41	Certificate	CAC
Z3-69667-A	Master Application	CAC
P3-99472-A	Policy	CAC
Q3-99473-A41	Certificate	CAC
Z3-99300-A	Master Application	CAC
P3-67422-A	Policy	CAC
Q3-67448-A	Certificate	CAC
Z3-67425-A	Master Application	CAC
MMD-GTLP	Policy	CAC
MMD-GTLC	Certificate	CAC

TLAR1	Master Application	CAC
MMD-IGTLP	Policy	CAC
TLMA1AA	Application	CAC
Z3-103681-B/Z3-131823-A	Individual Application	CAC
MMCC-P	Policy	CAC
MMCC-Q	Certificate	CAC
Z3-113120-A	Master Application	CAC

(1) Excludes policy numbers SR400102 through SR400168 administered by Provident Agency, Inc.
(2) Excludes Policies corresponding to Benefit Value Life risk code 59983 which have been sold or are administered by Strategic Resource Company or its Affiliates as of the Closing Date.
(3) Excludes Policies corresponding to Benefit Value Disability risk code 59984 which have been sold or are administered by Strategic Resource Company or its Affiliates as of the Closing Date.

SCHEDULE C
ADDITIONAL CEDING COMMISSION
0.58% of direct collected life insurance premiums and 0.14% of all other direct collected premiums.

EXHIBIT A
COMMUTATION AGREEMENT
[See Item 98]

EXHIBIT B
SECURITY TRUST AGREEMENT
[See Item 123]

EXHIBIT C
TAX ELECTION
A.	The parties will make a joint election, in accordance with Treas. Reg. 1.848-2(g)(8) (the “Regulation”), issued December 31, 1992, under Section 848 of the Internal Revenue Code of 1986 (the “Code”), and:
(1)	the party with the net positive consideration under this Agreement will capitalize specified policy acquisition expenses with respect to this Agreement for such taxable year without regard to the general deductions limitations of Section 848(c)(1) of the Code;

(2)	the election will take effect on the Original Effective Time and will remain in effect for all subsequent years that this Agreement remains in effect; and

(3)	each party shall attach a schedule to its federal income tax return for its first taxable year ending after the election becomes effective that identifies the agreement (including this Agreement) for which joint elections have been made under the Regulation.
B.	Pursuant to this joint election:
(1)	each party will exchange information pertaining to the amount of net consideration under this Agreement to assure consistency or as may otherwise be required by the Internal Revenue Service;

(2)	the Reinsurer will submit its calculation of the “net consideration”, as defined under Treas. Reg. 1.848-2(f), to the Insurers not later than May 1 for each and every tax year for which this Agreement is in effect;

(3)	the Insurers may challenge such calculation within ten (10) working days of receipt of the Reinsurer’s calculation; and

(4)	the parties will act in good faith to reach agreement as to the correct amount of net consideration whenever there is disagreement as to the amount of net consideration, as determined under Treas. Reg. 1.848- 2(f).
C.	Each Insurer and the Reinsurer represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Code.

Agreed and Accepted:

CONTINENTAL ASSURANCE COMPANY

By:	/s/ Lawrence J. Boysen
	Name:	Lawrence J. Boysen
	Title:	Senior Vice President & Corporate Controller

VALLEY FORGE LIFE INSURANCE COMPANY

By:	/s/ Lawrence J. Boysen
	Name:	Lawrence J. Boysen
	Title:	Senior Vice President & Corporate Controller

CNA GROUP LIFE ASSURANCE COMPANY

By:	/s/ Lawrence J. Boysen
	Name:	Lawrence J. Boysen
	Title:	Senior Vice President & Corporate Controller